Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made as of the date last shown below by and between VPGI CORP., a Texas corporation ("Purchaser"), and TRIDENT GROWTH FUND, LP, a Delaware limited partnership ("Seller").

Seller desires to sell and Purchaser desires to purchase certain assets of Seller on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1: SALE

1.01     Sale of Assets. Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase or accept from Seller, all of the following assets owned by Seller, which were acquired from People Solutions, Inc., a Texas corporation, as of May 30, 2006 (the "Assets" or "Intellectual Property"):

(a) all of Seller's worldwide right, title and interest in, to and under the registered and unregistered domestic and foreign copyrights and copyright applications, service marks, trademarks, trade dress, trademark applications, and trade names, including without limitation the copyright registrations and/or copyright applications and/or copyright rights, service marks, trademarks, service mark and trademark applications and trade names listed on Exhibit "A" annexed hereto and incorporated herein by reference;

(b) all formulae, know-how, patent rights, patent applications, letters patents, trade secrets, inventions, models, processes, computer software, object code, source code, computer operating procedures, and all other proprietary rights used or useful or developed for use in connection with the Assets;

(c) all applications for or registrations of any of the foregoing items, promotional designs, concepts, literature, and rights against other persons in respect to these items;

(d) all rights to sue for infringement or violation of any such intellectual property comprising the Assets, whether arising prior to or subsequent to the date of this Agreement, all rights to collect any damages for past infringements or violations of such rights, and any and all renewals and extensions thereof that may hereafter be secured under the laws now or hereafter in effect in the United States, Canada and in any other jurisdiction, the same to be held and enjoyed by the said Purchaser, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by the said Seller had this Agreement not been made; and

(e) all papers and records (whether in written, digital or other form) presently in or in the future coming into the care, custody, or control of Seller relating to the Assets sold to Purchaser pursuant to this Agreement, including without limitation: blueprints, specifications, software documentation, promotional material and plans and designs relating to the Assets, if any.

1.02     Consideration. In consideration of the sale and transfer of the Assets and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall issue or cause to be issued to Seller on the Closing Date Two Million (2,000,000) shares of par value $.001 common stock of Purchaser (the "Securities"); Purchaser shall not assume any liability or obligation associated with the Assets, other than the indemnification obligations of Purchaser contained herein.

1.03     Closing. The date of execution of this Agreement shall be deemed the "Closing Date" of this transaction. All terms and conditions to the Closing of this Agreement shall have been met on the Closing Date.

ARTICLE 2: SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser that, to the actual knowledge of Seller, without independent investigation, the following facts and circumstances are true and correct as of the date of this Agreement:

2.01     Title to Assets. Seller has good and marketable title to the Assets.

2.02     Trade Names, Trademarks, Copyrights, and Patents. Exhibit "A" attached to this Agreement contains a true and correct list of all Intellectual Properties acquired from People Solutions, Inc. and owned by Seller. Seller is not a party to, and is not aware of, any current license, agreement, or arrangement with respect to the Intellectual Properties that has not been disclosed to Purchaser. All of the Intellectual Properties are free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others arising through Seller.

2.03     Organization. Seller is a limited partnership duly organized and validly existing, and is in good standing under the laws of the state of Delaware.

2.04     Authority. Seller has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement.

2.05     Full Disclosure. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

2.06     Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement have been overtly threatened or commenced against Seller relating to the Intellectual Property.

2.07     Broker. Neither Seller, nor any of its officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.08     Compliance with Securities Laws. (a) Seller acknowledges that Purchaser is relying upon the accuracy and completeness of the statements and representations contained in this section in complying with its obligations under the federal and state securities laws. Seller acknowledges and represents that:

(i) Seller is in a financial position to hold the Securities for an indefinite period of time, is able to bear the economic risk of an investment in the Securities and may withstand a complete loss of Seller's investment in the Securities;

(ii) The Seller believes that it, either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning Purchaser and of evaluating the merits and risks of an investment in the Securities;

(iii) Seller has obtained, to the extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Securities and to the suitability of an investment in the Securities in light of its financial condition and investment needs;

(iv) Seller understands that an investment in the Securities is highly speculative but that it believes that an investment in the Securities is suitable based upon Seller's investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities;

(v) Seller acknowledges access to full and complete information regarding Purchaser and has utilized that access to Seller's satisfaction for the purpose of obtaining information concerning an investment in the Securities and the terms and conditions of this offering of the Securities, and has either attended or been given reasonable opportunity to attend a meeting with representatives of Purchaser for the purpose of asking questions of, and receiving answers from, these representatives concerning Purchaser, an investment in the Securities and the terms and conditions of this offering of the Securities, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

(vi) Seller recognizes that the Securities as an investment involve a high degree of risk;

(vii) Seller realizes that (A) the purchase of the Securities is a long-term investment; (B) the Seller must bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and, therefore, cannot be sold unless they are subsequently registered under these laws or exemptions from registrations are available; (C) there presently is no public market for the Securities and Seller may not be able to liquidate Seller s investment in the Securities in the event of an emergency or to pledge the Securities as collateral for loans; and (D) the transferability of the Securities is restricted, and (1) requires conformity with the restrictions contained hereinbelow, and (2) will be further restricted by legends placed on the certificates representing the Securities referring to the applicable restrictions on transferability;

(b) Seller has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to exemptions from the registration requirements of these laws, and that the reliance of Purchaser on these exemptions is predicated in part on Seller's representations contained in this section. Seller represents and warrants that the Securities are being purchased for its own account and for investment and without the intention of reselling or redistributing the Securities, that Seller has not made any agreement with any other person or entity regarding any of the Securities, and that Seller's financial condition is such that it is not likely that it will be necessary for Seller to dispose of the Securities in the foreseeable future. Seller is aware that, in the view of the Securities and Exchange Commission, a purchase of the Securities with an intent to resell the Securities by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of Seller or its business, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Securities and for which the Securities was pledged as security, would represent an intent that is inconsistent with the representations set forth above. Seller further represents and agrees that, if, contrary to Seller's foregoing intentions, Seller later should desire to dispose of or transfer any of the Securities in any manner, Seller will not do so without first obtaining (A) an opinion of independent counsel to the effect that the proposed disposition or transfer lawfully can be made without registration of the Securities pursuant to the Securities Act of 1933 an then in effect and applicable state securities law, or (B) such registration.

(c) Seller represents and warrants that the Securities are being received by Seller in Seller's own name solely for Seller's own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

(d) Seller is informed of the significance to Purchaser of the foregoing representations, agreements and consents, and they are made with the intention that Purchaser may rely upon them and agrees to indemnify Purchaser, and its officers, directors and agents (the "Indemnified Parties") for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact misrepresented by Seller in this section.

(e) Seller additionally represents that the representations contained in this section have been duly authorized by all necessary action on the part of Seller, has been duly executed by an authorized officer or representative of Seller, and is a legal, valid and binding obligation of Seller enforceable according to its terms.

ARTICLE 3: PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller that:

3.01     Authority. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

3.02     Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, with corporate power to own property and carry on its business as it is now being conducted.

3.03     Inspection; No Warranties. Purchaser acknowledges that it has had ample opportunity to inspect the Assets and Purchaser accepts the Assets as is, where is, without warranty of any kind from Seller, except as otherwise provided in this Agreement.

3.04     Securities Duly Authorized. The Securities are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances other than restrictions on transfer contained on the certificate(s) for such shares. The Securities, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. The Purchaser has not, and to the knowledge of the Purchaser, no Affiliate of the Purchaser has sold, offered for sale or solicited offers to buy or otherwise negotiated in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the issuance of the Securities to Seller.

3.05     Registration Rights.

(a)     Piggyback Registrations.

A. At any time after the date of this Agreement, if the Purchaser proposes to register any Common Stock for sale solely for cash, either for its own account or for the account of a stockholder or stockholders (a "Purchaser Registration"), then the Purchaser shall give Seller written notice of its intention to do so and of the intended method of sale (the "Registration Notice") not fewer than 30 days prior to the anticipated filing date of the Registration Statement effecting such Purchaser Registration. Seller may request inclusion of the Securities in such Purchaser Registration by delivering to the Purchaser, within 20 days after receipt of the Registration Notice, a written notice (the "Piggyback Notice") stating the number of shares of the Securities proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such Purchaser Registration. The Purchaser shall use its best efforts to cause all the Securities specified in the Piggyback Notice to be included in the Purchaser Registration and any related offering, all to the extent requisite to permit the sale by Seller of such Securities in accordance with the method of sale applicable to the other shares of Common Stock included in the Purchaser Registration. If the Purchaser fails to include the Securities in such Registration Statement, then, at the option of Seller, for each full calendar month that the Securities are not fully registered, Purchaser shall issue to Seller 0.1% of its Common Stock then outstanding computed on a Fully Diluted Basis per day until the shares are registered.

B.     Limitations on Piggyback Registrations. The Purchaser's obligation to include the Securities in a Purchaser Registration pursuant to this Agreement shall be subject to the following limitations:

(i)     The Purchaser shall not be obligated to include any Securities in a registration statement (I) filed on Form S-4 or Form S-8 or such other similar successor forms then in effect under the Securities Act, (II) pursuant to which the Purchaser is offering to exchange its own securities, or (III) relating to dividend reinvestment plans.

(ii) If the managing underwriter(s), if any, of an offering related to the Purchaser Registration determines in its reasonable judgment that marketing factors require a limitation of the number of shares of Common Stock that can be included in such offering, the managing underwriter(s) may exclude the appropriate number of shares of Common Stock held by the stockholders of Purchaser, including Seller, from such registration. If the managing underwriter(s) determine(s) to exclude from such offering any Securities that Seller desires to include or any shares of Common Stock that other stockholders with applicable registration rights desire to include, Seller and such other stockholders (except for such Person or Persons, if any, upon whose demand such Purchaser Registration is being made) shall share pro rata in the portion of such offering available to them (the "Available Portion"), with Seller and each such other stockholder entitled to include in such Purchaser Registration and related offering a number of shares of Common Stock equal to the product of (I) the Available Portion and (II) a fraction, the numerator of which is the total number of Securities which Seller desires to include in such Purchaser Registration (in the case of Seller) or the total number of shares of Common Stock which such other stockholder desires to include in such Purchaser Registration (in the case of each such other stockholder) and the denominator of which is (x) the total of the number of Securities which Seller desire to include in such Purchaser Registration plus (y) the total number of shares of Common Stock that such other stockholders desire to include in such Purchaser Registration.

(b)     Provisions Applying to Piggyback Registrations.

(i) Selection of Underwriter. Any Purchaser Registration and related offering shall be managed by the Purchaser. The Purchaser shall have the power to select the managing underwriter(s) for such offering, and shall in consultation with the managing underwriter(s) have the power to determine the offering price, the underwriting discounts and commissions, the terms of the underwriting agreement and, the timing of the registration and related offering. To the extent that Seller participates in a Purchaser Registration and related offering, Seller shall enter into, and sell its Securities only pursuant to, the underwriting arranged by the Purchaser, and shall either commit to attend the closing of the offering and take such other actions as may be reasonably necessary to effect Seller's participation in the offering and to provide any assurances reasonably requested by the Purchaser and the managing underwriter(s) in that regard, or shall deliver to the Purchaser in custody certificates representing all Securities to be included in the registration and shall execute and deliver to the Purchaser a custody agreement and a power of attorney, each in form and substance appropriate for the purpose of effecting Seller's participation in the Purchaser Registration and related offering and otherwise reasonably satisfactory to the Purchaser. If Seller disapproves of the features of the Purchaser Registration and related offering, Seller may withdraw therefrom (in whole or part) by written notice to the Purchaser and the managing underwriter(s) delivered no later than ten days prior to the effectiveness of the applicable registration statement and the Securities of Seller shall thereupon be withdrawn from such registration.

(ii)     The Purchaser shall furnish Seller such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Securities owned by it that are included in such registration;

(iii) Whenever required to include Securities in any registration or to effect the registration of the Securities pursuant to this Agreement, the Purchaser shall, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Securities and use its absolute best lawful efforts to cause such registration statement to become effective, and use its absolute best efforts to keep such registration statement effective until all such Securities have been distributed. In addition, the Purchaser shall use its best lawful efforts to register and qualify the Securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Seller, provided that the Purchaser shall not be required in connection therewith or as a condition thereto to qualify as a broker-dealer in any states or jurisdictions or to do business or to file a general consent to service of process in any of such states or jurisdictions.

(iv)     All expenses, other than underwriting discounts and commissions incurred in connection the registrations contemplated herein, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Purchaser, and the reasonable fees and disbursements of one counsel for Seller, shall be borne by Purchaser.

(c)     Subject to the terms and conditions of this Agreement, the right to cause the Purchaser to register the Securities pursuant to this Agreement may be assigned by Seller to any transferee or assignee of such securities; provided that said transferee or assignee is a transferee or assignee of at least five percent (5%) of the Securities.

ARTICLE 4: PARTIES' OBLIGATIONS AT THE CLOSING

4.01     Seller's Obligations at the Closing. At the Closing, Seller shall execute and shall deliver to Purchaser (a) a Bill of Sale and Assignment of Intellectual Property in the form of Exhibit "B" conveying to the Purchaser all right, title and interest of Seller in and to the Assets free and clear of all liens and encumbrances arising through Seller, and (b) all documentation in the possession of Seller relating to the Assets being sold to Purchaser in this Agreement.

4.02     Purchaser's Obligation at Closing. At the Closing, Purchaser shall authorize its stock transfer agent to issue the Securities to Seller, against delivery of the items specified in Paragraph 4.01, above.

ARTICLE 5: INDEMNIFICATION

5.01     Covenants to Indemnify and Hold Harmless.

(a) Seller covenants and agrees to indemnify, defend, and hold harmless Purchaser from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called "Losses"), other than those Losses disclosed in this Agreement, to which Purchaser may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Seller to Purchaser in this Agreement. This right to indemnification is in addition to any other right available to Purchaser, including the right to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

(b) Purchaser covenants and agrees to indemnify, defend, and hold harmless Seller from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called "Losses"), other than those Losses disclosed in this Agreement, to which Seller may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Purchaser to Seller in this Agreement. This right to indemnification is in addition to any other right available to Seller, including the right to sue Purchaser for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

5.02 Notification and Defense of Claims or Actions. When a party (the "Notifying Party") proposes to assert the right to be indemnified under this Article 5 with respect to third-party claims, actions, suits, or proceedings, the Notifying Party shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify the other party (the "Responding Party") in writing, enclosing a copy of all papers served or received. On receipt of the notice, Responding Party shall have the right to direct the defense of the matter, but the Notifying Party shall be entitled to participate in the defense and, to the extent that Notifying Party desires, to jointly direct the defense with the Responding Party with counsel mutually satisfactory to the Notifying Party and the Responding Party, at the Responding Party's expense. The Notifying Party shall also have the right to employ its own separate counsel in any such action. The fees and expenses of the Notifying Party's counsel shall be paid by the Notifying Party unless: (a) the employment of the counsel has been authorized by the Responding Party; (b) the Notifying Party has reasonably concluded that there may be a conflict of interest between the parties in the conduct of the defense of such action; or (c) the Responding Party has not, in fact, employed counsel satisfactory to the Notifying Party to assume the defense of the action. In each of these cases, the fees and expenses of the Notifying Party's counsel shall be paid by the Responding Party. Neither party shall be liable for any settlement of any action or claim described in this Article 5 that is effected without their consent.

ARTICLE 6: GENERAL PROVISIONS

6.01     Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for the period of time set forth in this Agreement.

6.02     Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to Seller:	700 Gemini, Houston, Texas 77058
facsimile number (281) 488-8404
ATTN: Larry St. Martin

If to Purchaser:	700 Gemini, Suite 100, Houston, TX 77058
facsimile number (281) 488-5353
ATTN: Joseph R. Rozelle

or to such other address or facsimile number as Seller or the Purchaser shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

6.03     Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

6.04     Governing Law. This Agreement shall be construed and governed by the laws of the state of Texas.

6.05     Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

6.06     Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

6.07     Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by facsimile signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

Signed as of May 1, 2007.
Purchaser:	VPGI CORP.

By:	/s/ Joseph R. Rozelle
Joseph R. Rozelle, President

Seller:	TRIDENT GROWTH FUND, LP

By:	TRIDENT MANAGEMENT, LLC, its
GENERAL PARTNER

By: /s/ Scotty Cook

Name printed: Scotty Cook

Title: General Partner

Exhibit "A"

PEOPLE SOLUTIONS - registered trademark

PORTENTA - registered trademark

HRBUZZ - registered trademark

HRAGENT - registered trademark

HRAGENT.COM - registered trademark

PEOPLE VIEW - trademark - pending application

PORTENTA SOFTWARE - software, including source code

Exhibit "B"

BILL OF SALE AND ASSIGNMENT OF INTELLECTUAL PROPERTY

This Bill of Sale and Assignment of Intellectual Property made as of May 1, 2007, is entered into by TRIDENT GROWTH FUND, L.P., a Delaware limited partnership ("Assignor") with its principal place of business at 700 Gemini, Houston, Texas 77058, to and in favor of VPGI CORP., a Texas corporation ("Assignee") with its principal place of business at 700 Gemini, Suite 100, Houston, Texas 77058.

WITNESSETH:

WHEREAS, Assignee and Assignor are parties to an Asset Purchase Agreement dated as of an even date herewith (the "Sale Agreement"), pursuant to which Assignor has agreed to sell to Assignee and Assignee has agreed to buy from Assignor the Assets (as defined in the Sale Agreement), including without limitation all Intellectual Property held by Assignor, which was acquired from People Solutions, Inc. as of May 30, 2006. Pursuant to the Sale Agreement, Assignor has agreed to execute such instruments as the Assignee may reasonably request in order to more effectively assign, transfer, grant, convey, assure and confirm to Assignee and its successors and assigns, or to aid and assist in the collection of or reducing to possession by the Assignee of, all of such Assets; and

WHEREAS, in accordance therewith, Assignor desires to transfer and assign to Assignee, and Assignee desires to accept the transfer and assignment of, all of Assignor's worldwide right, title and interest in, to and under Assignor's registered and unregistered domestic and foreign copyrights and copyright applications, service marks, trademarks, trade dress, trademark applications, and trade names, including without limitation the copyright registrations and/or copyright applications and/or copyright rights, service marks, trademarks, service mark and trademark applications and trade names listed on Exhibit "A" annexed hereto and incorporated herein by reference (all of the foregoing being referred to herein as the "Assets" or the "Intellectual Property").

NOW, THEREFORE, Assignor, for and in exchange for the payment of the consideration set forth in the Sale Agreement, the receipt of which is hereby acknowledged, does hereby transfer and assign to Assignee, and Assignee hereby accepts the transfer and assignment of the following:

(a) all of Seller's worldwide right, title and interest in, to and under the registered and unregistered domestic and foreign copyrights and copyright applications, service marks, trademarks, trade dress, trademark applications, and trade names, including without limitation the copyright registrations and/or copyright applications and/or copyright rights, service marks, trademarks, service mark and trademark applications and trade names listed on Exhibit "A" annexed hereto and incorporated herein by reference;

(b) all formulae, know-how, patent rights, patent applications, letters patents, trade secrets, inventions, models, processes, computer software, object code, source code, computer operating procedures, and all other proprietary rights used or useful or developed for use in connection with the Assets;

(c) all applications for or registrations of any of the foregoing items, promotional designs, concepts, literature, and rights against other persons in respect to these items;

(d) all rights to sue for infringement or violation of any such intellectual property comprising the Assets, whether arising prior to or subsequent to the date of this Agreement, all rights to collect any damages for past infringements or violations of such rights, and any and all renewals and extensions thereof that may hereafter be secured under the laws now or hereafter in effect in the United States, Canada and in any other jurisdiction, the same to be held and enjoyed by the said Purchaser, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by the said Seller had this Agreement not been made; and

(e) all papers and records (whether in written, digital or other form) presently in or in the future coming into the care, custody, or control of Seller relating to the Assets sold to Purchaser pursuant to this Agreement, including for example: blueprints, specifications, software documentation, promotional material and plans and designs relating to the Assets, if any.

Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment of Intellectual Property shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of laws thereof. All claims, disputes, and other matters in question arising out of or relating to matters covered hereby, or the breach thereof, will be decided by proceedings instituted and litigated exclusively in a court of competent jurisdiction sitting in Harris County, Texas.

IN WITNESS WHEREOF, Assignor has caused its duly authorized officer to execute this Assignment of Intellectual Property as of the date first above written.

Assignor:	TRIDENT GROWTH FUND, LP

By:	TRIDENT MANAGEMENT, LLC, its
GENERAL PARTNER

/s/ Scotty Cook

Name printed: Scotty Cook

Title: General Partner